EXHIBIT 99

BOSTON BEER REPORTS INCREASES IN SECOND QUARTER VOLUME,
REVENUE AND EARNINGS

BOSTON, MA (7/27/04) -- The Boston Beer Company, Inc. (NYSE: SAM) today reports increases in second quarter 2004 volume, revenue and earnings compared to the second quarter 2003.

2nd Quarter Results

For the 13-week period ended June 26, 2004, The Boston Beer Company recorded net sales of $62.0 million, a 10.1% increase from the second quarter in 2003. Net revenue per barrel increased slightly during the quarter due to price increases of approximately 1.0%, offset by a shift in the package mix. As reflected on the following chart, reported sales volume for the period increased to 363,000 barrels.

(in barrels)	Q2-2004	Q2-2003	%Chg

Total Boston Beer Brands	359,000	328,000	9.5%
3rd Party Contract Brewing	4,000	2,000	100%

Total Company	363,000	330,000	10.0%

The Company recorded net income of $5.4 million or $.37 per diluted share for the quarter versus net income of $3.1 million and $.20 per diluted share for the same period last year. Gross margin as a percentage of net sales was 60.5% as compared to 61.0% in the prior year second quarter. This decrease is due to an increase in packaging costs, partially offset by price increases. Operating expenses for the quarter were down 6.2% in comparison to the same period last year, driven by more effective purchasing of media in 2004, as well as a decrease in point-of-sale expenses related to the purchase of new tap handles in 2003.

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) during the second quarter 2004 totaled 326,000 barrels, approximately a 2% increase from the same period in 2003. Shipments and orders in-hand suggest that shipments of Boston Beer brands for July and August 2004 will be essentially flat as compared to the same periods last year. Actual shipments for the current quarter may differ, however, and no inferences should be drawn with respect to shipments in future periods.

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Year to Date Results

For the 26-week period ended June 26, 2004, Boston Beer Company recorded net sales of $106.7 million, a 5.0% increase from the same period in 2003. Net revenue per barrel increased by 0.6% during the six months due to price increases, offset by a package mix shift. As reflected on the following chart, reported sales volume for the period increased to 626,000 barrels.

(in barrels)	6 MOS-2004	6 MOS-2003	%Chg

Total Boston Beer Brands	620,000	596,000	4.0%
3rd Party Contract Brewing	6,000	4,000	50.0%

Total Company	626,000	600,000	4.3%

Based on the information available to the Company, distributor sales of Boston Beer brands to retail (depletions) totaled 577,000 barrels, approximately a 1% increase over 2003.

The Company recorded $6.6 million in net income or $.46 per diluted share for the six months versus net income of $3.0 million and $.19 per diluted share for the same period last year. Gross margins as a percent of net sales were 60.1% for the first six months of 2004 as compared to 59.9% in the same period 2003. Advertising, promotional and selling expenditures decreased by $2.6 million to $46.7 million for the period ended June 26, 2004. The decrease was primarily driven by more effective purchasing of television advertising in 2004 and lower point-of-sale expenditures in 2004 as compared to the same period in 2003.

The Company's effective tax rate was 37.8% for the six months ended June 26, 2004, down from 38.0% during the same period 2003. The rate recorded through the first six months 2004 is expected to approximate that for the full year 2004.

Jim Koch, Chairman of The Boston Beer Company, said, "We continue to be pleased with the Samuel Adams Boston Lager advertising campaign, as we have seen increases of approximately 5% in combined depletions for Lager and Seasonals in the first half of 2004. Sam Adams Light appears to have stabilized although we will continue to face tough volume comparison through the fourth quarter. We are currently finalizing the development of a new television advertising campaign for Sam Adams Light, and we anticipate rolling this campaign out in the second half of 2004 with additional investment on top of our existing campaign."

Martin Roper, Boston Beer President and CEO, said, "Continued health of Lager and Seasonals offset the declines in Light, and generated growth in both sales and depletions year to date. While shipments of core products exceeded depletions year to date by approximately 43,000 barrels, this inventory build at wholesaler appears reasonable for this time of year in support of the summer selling season."

Mr. Roper also reported on the Company's financial performance and outlook, "We are pleased with our overall financial performance in the second quarter of 2004. Our gross margins remain strong through June compared to 2003. During the second quarter, we experienced some cost pressures in packaging materials, utility costs and freight costs.

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Based on current market pricing conditions and the current cost environment, we expect gross margins for the full year 2004 to approximate 2003. Based on current information, for full year 2004, we expect double-digit earnings growth over 2003. This could be adversely affected if cost pressures or market conditions change."

The Boston Beer Company's balance sheet remains strong with $55.1 million in cash and short-term investments and no debt. The Company's cash flow also remains strong, delivering $12.0 million in operating cash flow during the first six months of 2004. The Company is continually evaluating options for utilizing its cash to increase shareholder value for the long term. The Company has $5.2 million remaining under an $80 million board authorized spending limit related to the Stock Repurchase Program. Through July 26, 2004 the Company has repurchased a total of 7.1 million shares of Class A Common Stock for an aggregate purchase price of $74.8 million.

The Boston Beer Company is America's leading brewer of world-class beer. Founded in 1984 by sixth-generation brewer Jim Koch, the Company has won more than 650 international awards for its better-tasting beers. Samuel Adams Boston Lager(R) is the Company's flagship brand, celebrated worldwide for its high-quality ingredients and traditional brewing techniques. The result is a beer renowned by drinkers for its full flavor, balance, complexity, and consistent quality. For more information, visit the web-site at www.samadams.com or visit www.bostonbeer.com for financial information.

Statements made in this press release that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 27, 2003 and for December 28, 2002. Copies of these documents may be obtained by visiting the Company's website at www.bostonbeer.com or contacting the Company or the SEC.

Tuesday, July 27, 2004

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THE BOSTON BEER COMPANY, INC. Financial Results (In thousands, except per share data)

Operating Results:

	(unaudited)		(unaudited)
	Quarter Ended		6 Months Ended

	June 26,	June 28,	June 26,	June 28,
	2004	2003	2004	2003

Barrels sold	363	330	626	600

Gross revenue	$68,520	$62,161	$117,827	$112,284
Less excise taxes	6,503	5,842	11,155	10,645

Net revenue	62,017	56,319	106,672	101,639
Cost of goods sold	24,504	21,965	42,577	40,737

Gross profit	37,513	34,354	64,095	60,902
Advertising, promotional and selling expenses	25,217	26,006	46,739	49,316
General and administrative expenses	3,630	3,669	6,839	7,472

Total operating expenses	28,847	29,675	53,578	56,788

Operating income	8,666	4,679	10,517	4,114
Interest income, net	187	260	387	654
Other (expense) income, net	(231)	4	(239)	(4)

Income before taxes	8,622	4,943	10,665	4,764
Provision for income taxes	3,259	1,881	4,031	1,811

Net income	$5,363	$3,062	$6,634	$2,953

Net income per share - basic	$0.38	$0.20	$0.47	$0.19

Net income per share - diluted	$0.37	$0.20	$0.46	$0.19

Weighted average number of common shares - basic	14,126	15,087	14,073	15,411

Weighted average number of common shares - diluted	14,465	15,306	14,406	15,649

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Consolidated Balance Sheets:
	(unaudited)
	June 26,	December 27,
	2004	2003

Assets
Current Assets:
Cash and cash equivalents	$52,068	$27,792
Short-term investments	3,001	15,098
Accounts receivable, net of allowance for doubtful
accounts of$515 and $450 as of June 26, 2004
and December 28, 2002, respectively	15,273	10,432
Inventories	9,180	9,890
Prepaid expenses	1,044	1,126
Deferred income taxes	1,138	1,177
Other current assets	443	2,304

Total current assets	82,147	67,819
Property, plant and equipment, net	17,022	17,059
Other assets	1,148	1,099
Goodwill	1,377	1,377

Total assets	$101,694	$87,354

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$8,176	$6,395
Accrued expenses	18,767	15,504

Total current liabilities	26,943	21,899

Long-term deferred income taxes	2,190	2,191
Other long-term liabilities	693	740

Commitments and Contingencies
Stockholders' Equity
Class A Common Stock, $.01 par value;
22,700,000 shares authorized; 17,152,835 and
16,945,418 issued as of June 26, 2004 and
December 27, 2003, respectively	172	169
Class B Common Stock, $.01 par value;
4,200,000 shares authorized; 4,107,355 issued and
outstanding	41	41
Additional paid-in capital	65,481	62,517
Unearned compensation	(337)	(229)
Other comprehensive income	(104)	45
Retained earnings	81,392	74,758
Treasury stock, at cost
7,102,467 shares as of June 26, 2004 and
December 27, 2003	(74,777)	(74,777)

Total stockholders' equity	71,868	62,524

Total liabilities and stockholders' equity	$101,694	$87,354

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Consolidated Statements of Cash Flows:

	(unaudited)
	Quarter Ended

	June 26,	June 28,
	2004	2003

Cash flows from operating activities:
Net income	$6,634	$2,953
Adjustments to reconcile net income to net cash from
operating activities:
Depreciation and amortization	2,526	2,788
Loss on disposal of fixed assets	-	47
Bad debt expense (recovery)	65	(39)
Realized loss (gain) on sale of short-term investments	229	(28)
Stock option compensation expense	63	43
Changes in assets and liabilities:
Accounts receivable	(4,906)	(5,086)
Inventories	82	(2,259)
Prepaid expenses	710	101
Other current assets	1,643	(943)
Deferred taxes	32	(796)
Other assets	(121)	-
Accounts payable	1,781	1,951
Accrued expenses	3,263	(1,339)
Other long-term liabilities	(46)	(47)

Net cash from (used in) operating activities	11,955	(2,654)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,051)	(1,225)
Proceeds on disposal of fixed assets	-	14
Purchases of available-for-sale securities	(6,256)	(3,560)
Purchases of held-to-maturity securities	(3,001)	-
Proceeds from the sale of available-for-sale securities	20,983	4,610

Net cash from (used in) investing activities	9,675	(161)

Cash flows from financing activities:
Purchase of treasury stock	-	(17,359)
Proceeds from exercise of stock options	2,534	510
Net proceeds from the sale of Investment Shares	112	106

Net cash from (used in) provided by financing activities	2,646	(16,743)

Change in cash and cash equivalents	24,276	(19,558)

Cash and cash equivalents at beginning of period	27,792	20,608

Cash and cash equivalents at end of period	$52,068	$1,050

Supplemental disclosure of cash flow information:
Interest paid	$-	$-

Taxes paid	$533	$4,356

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